Exhibit 10.7
November 17, 2014

Jared M. Wolff
2701 McConnell Drive
Los Angeles, CA 90064

Dear Jared:

The Board of Directors of PacWest Bancorp (the “Corporation”) appreciates your efforts and contributions as an officer of the Corporation and accepts your resignation as Executive Vice President of the Corporation and President of Pacific Western Bank. This letter memorializes the terms of your resignation and sets forth the benefits you are eligible to receive subject to the terms of hereof.

1.	Acceptance of Resignation
Subject to your performance of your obligations to work diligently, professionally and in the interest of the Corporation from the date of this letter through December 17, 2014 (your “Separation Date”), the parties agree that your employment with the Corporation will terminate effective as of the close of business on the Separation Date. The parties agree that, effective as of the Separation Date, you hereby resign as an officer and director (as applicable) of, and from all positions with, the Corporation and all of its respective directly and indirectly owned subsidiaries and affiliates (including joint ventures), including all committee, employee, officer and board of directors and other positions.
Your resignation will be treated for purposes of the Corporation’s Executive Severance Pay Plan (the “Plan”) as a termination without Cause, effective as of the Separation Date.

2.	Benefits
In accordance with Section 1 of this letter, subject to your execution following the Separation Date and non-revocation of the General Release and Waiver of Claims Agreement set forth in Exhibit 1 to this letter (the “Release”) and compliance with all other terms and conditions of the Release and, to the extent relevant, the Plan, (1) the Corporation will pay the amounts and provide the benefits you are entitled to receive on a termination by the Corporation without Cause under the Plan as set forth in the Plan and on Schedule 1 to this letter, and (2) the Corporation will pay the amount set forth on Schedule 1 in lieu of any amounts under your outstanding equity-based awards as set forth in Schedule 1 to this letter and your outstanding equity awards shall terminate effective as of the Separation Date. The attached Schedule I details each of the preceding benefits and is incorporated into this letter by reference.
In accordance with the Corporation’s practices, you will be paid any accrued and unpaid base salary through your last day of employment and accrued and unused paid time off on the Separation Date. Any unreimbursed business expenses will be reimbursed consistent with the terms of the Corporation’s policy applicable to you while employed. These accrued obligations will be paid within thirty days of your last day of employment.

3.	General Provisions.
(a)Defined Terms. Capitalized terms used but not defined in this letter are used with the meaning assigned them in the Plan.
(b)Governing Law. This letter will be governed by and construed and interpreted in accordance with the laws of the State of California without reference to the principles of conflict of law. This letter, the Release and the Plan constitute the entire agreement between you and the Corporation regarding the subject matter hereof and thereof and supersede any earlier agreement, written or oral, with respect thereto. You and Corporation agree that any disputes relating to any matters under the terms of this letter shall be resolved in accordance with Article VII of the Plan.
(c)    Consultation with Attorney. By executing this letter, you acknowledge that, you were advised by a representative from Corporation, in writing (by way of this paragraph of this letter), to consult with an attorney about this letter and the Release, its meaning and effect, before executing this letter and the Release.
(d)    Counterparts. This letter may be executed in one or more counterparts.
* * *

To indicate your agreement with the foregoing, please sign and return this letter, which will become a binding agreement on our receipt.
Very truly yours,
PACWEST BANCORP

By:    /s/Christopher D. Blake
Title: Executive Vice President

Accepted and Agreed:
/s/ Jared M. Wolff
Jared M. Wolff

Date:________November 17, 2014_______________

Schedule I(1)

Governing Document	Payment/Benefit	Amount/Time Period	Payment Date(s)
Plan, Article II	Indemnification and Gross-Up for Excise Taxes	In accordance with Article II of the Plan	In accordance with Article II of the Plan
Plan, § 3.2	Severance Payment (Compensation (as defined in the Plan)) x 2	Lump sum payment equal to $2,360,875	55th day following Separation Date
Plan, § 3.2	Pro-Rata Bonus for 2014	Lump sum payment equal to $575,000	55th day following Separation Date
Plan, § 3.5	Medical, dental, disability, life and long-term care insurance continuation coverage	Subject to the terms of Section 3.5 of the Plan	Up to 24 months following Separation Date, subject to the terms of Section 3.5 of the Plan
Letter to which this Schedule 1 is attached	Payment for outstanding equity-based award granted May 14, 2014	Lump sum payment equal to $253,125	55th day following Separation Date

________________________
(1) All payments and benefits are less all applicable taxes.

Exhibit 1

General Release and waiver
of claims Agreement (herein, “Agreement”)

PacWest Bancorp (the “Corporation”) and Jared M. Wolff (“Executive”) agree as follows:
1.Cooperation. Executive agrees to make himself reasonably available to the Corporation to respond to requests by the Corporation for information concerning litigation, regulatory inquiry or Investigation, involving facts or events relating to the Corporation that may be within his knowledge. Executive will cooperate fully with the Corporation in connection with any and all future litigation or regulatory proceedings brought by or against the Corporation to the extent the Corporation reasonably deems Executive’s cooperation necessary. Executive will be entitled to reimbursement of reasonable out-of-pocket expenses (including counsel fees) incurred in connection with fulfilling his obligations under this Section 1.
2.Severance Benefit. In consideration of Executive’s undertakings herein, the Corporation will make payments and provide benefits in accordance with the Corporation’s Executive Severance Pay Plan (the “Plan”) for a termination by the Corporation without Cause as set forth in Schedule 1 to the Letter Agreement (as defined below) and will provide for the equity award treatment set forth in the letter, dated November 17, 2014, between the Corporation and the Executive and Schedule I thereto (the “Letter Agreement”). The preceding payments and benefits are collectively referred in this Agreement as the “Severance Payments”. The Severance Payments will be paid in accordance with the Plan or the Letter Agreement, as applicable. Provision of the Severance Payments is contingent upon the execution of this Agreement by Executive and Executive’s compliance with all terms and conditions of this Agreement and the Plan. Executive agrees that if this Agreement does not become effective, the Corporation shall not be required to make any Severance Payments to Executive pursuant to this Agreement, the Plan, the Letter Agreement or otherwise and shall be entitled to recover any Severance Payments already made by it (including interest thereon) pursuant thereto.
3.Confidential Information; Non-Solicitation; Non-Disparagement. Executive hereby acknowledges that Article VI of the Plan, which relates to nondisclosure of confidential information, nonsolicitation of employees and equitable relief remains in full force and effect. In additioin, Executive hereby agrees that he shall not make any statement that would libel, slander or disparage the Corporation or its affiliates or any of their respective past or present officers, directors, employees or agents. Nothing herein prevents Executive from responding accurately and fully to any question, inquiry or request for information when required by legal process; provided, however, that Executive provides the Corporation with reasonable prior written notice before responding to such a question, inquiry or request, unless such notice to the Corporation is prohibited under applicable law. The Corporation hereby agrees that its directors, Chief Executive Officer and officers who report directly to the Chief Executive Officer shall not make any disparaging statements about Executive. Nothing herein prevents the Corporation from responding accurately and fully to any question, inquiry or request for information when required by legal process; provided, however, that the Corporation provides Executive with reasonable prior written notice before responding to such a question, inquiry or request, unless such notice to Executive is prohibited under applicable law.
4.Executive hereby represents that he has not filed any action, complaint, charge, grievance or arbitration against the Corporation or any of its affiliates in connection with any matters relating, directly or indirectly, to his employment, and covenants and agrees not to file any such action, complaint or arbitration or commence any other judicial or arbitral proceedings against the Corporation or any of its affiliates with respect to events occurring prior to the termination of his employment with the Corporation or any affiliates thereof.
5.General Release. Effective as of the Effective Date (as defined below), and in return for the consideration set forth above, Executive agrees not to sue or file any action, claim, or lawsuit against the Corporation, agrees not to pursue, seek to recover or recover any alleged damages, seek to obtain or obtain any other form of relief or remedy with respect to, and cause the dismissal or withdrawal of, any lawsuit, action, claim, or charge against the Corporation, and Executive agrees to waive all claims and release and forever discharge the Corporation, its officers, directors, subsidiaries, affiliates, parents, attorneys, shareholders and employees from any claims, demands, actions, causes of action or liabilities for compensatory damages or any other relief or remedy, and obligations of any kind or nature whatsoever, based on any matter, cause or thing, relating in any way, directly or indirectly, to his employment, from the beginning of time through the Effective Date of this Agreement, whether known or unknown, fixed or contingent, liquidated or unliquidated, and whether arising from tort, statute, or contract, including, but not limited to, any claims arising under or pursuant to: (i) claims under any state (including, without limitation, California, or any other state where Executive worked for the Corporation) or federal employment related statute, regulation or executive order (including but not limited to the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq., Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e et seq., the Sarbanes-Oxley Act of 2002, the Americans with Disabilities Act of 1990, 42 U.S.C. § 12101 et seq., the Family and Medical Leave Act, 29 U.S.C. § 2601 et seq., the Worker Adjustment and Retraining Notification Act (including any similar state statute), 29 U.S.C. § 2101 et seq., and the Rehabilitation Act of 1973, 29 U.S.C. § 701 et seq., all as amended; all claims arising out of the Fair Credit Reporting Act, 15 U.S.C. §1681 et seq., the Employee Retirement Income Security Act of 1974, 29 U.S.C. §1001 et seq.), fair employment practices, federal or state “whistleblower” statutes, or other employment related statute, regulation or executive order (as they may have been amended through the date on which Executive signs this Release Agreement); (ii) claims under any state or federal common law theory; (iii) regulations, rules, or common law for breach of contract; breach of the covenant of good faith and fair dealing; wrongful discharge; termination in violation of public policy; employment discrimination, harassment, or retaliation; infliction of emotional distress; negligence; defamation; and fraud; and (iv) claims for continued pay and benefits, non-payment of wages or benefits, unvested stock options or incentive compensation (including, but not limited to, claims for unvested equity awards) or reinstatement to employment of any kind or description whatsoever; and (v) any other claim arising under state, federal or local law; provided, however, that this Section 5 shall not release (a) any claim for breach of this Agreement or the Severance Payments as set forth on Schedule 1 of the Letter Agreement, (b) any claim for vested accrued benefits to which Executive is entitled under the Corporation’s retirement and welfare benefit plans and programs, (c) Executive’s rights as a stockholder of the Corporation or (d) any rights for indemnification or contribution under the Corporation’s certificate of incorporation or by-laws or equivalent governing documents of the Corporation and its affiliates or any rights to insurance coverage under any directors’ and officers’ liability insurance or fiduciary insurance policy. It is the intention of the parties to make this release as broad and as general as the law permits (subject to the preceding proviso).
6.Executive acknowledges that he may later discover facts different from or in addition to those which he knows or believes to be true now, and he agrees that, in such event, this Agreement shall nevertheless remain effective in all respects, notwithstanding such different or additional facts or the discovery of those facts. Executive hereby acknowledges that he is familiar with the provisions of California Civil Code Section 1542 and that he expressly waives and relinquishes any and all rights or benefits he may have under said Section 1542, to the full extent permitted by law. Section 1542 states:
“A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.”
7.Executive agrees that, without limiting the Corporation’s remedies, should he commence, continue, join in, or in any other manner attempt to assert any claim released in connection herewith, or otherwise violate in a material fashion any obligation in this Agreement, the Corporation shall not be required to make any Severance Payments to the Executive pursuant to this Agreement, the Letter Agreement or the Plan and shall be entitled to recover all Severance Payments already made by it thereunder (including interest thereon), in addition to all damages, attorneys’ fees and costs the Corporation incurs in connection with Executive’s breach of this Agreement or the Letter Agreement. Executive further agrees that the Corporation shall be entitled to the repayments and recovery of damages described above without waiver of or prejudice to the release granted by him in connection with this Agreement, and that his violation or breach of any obligation of this Agreement shall forever release and discharge the Corporation from the performance of its obligations arising from this Agreement.
8.Executive has been advised and acknowledges that he has been given twenty-one (21) days to sign this Agreement, he has seven (7) days following his signing of this Agreement to revoke and cancel the terms and conditions contained herein, and the terms and conditions of this Agreement shall not become effective or enforceable until the revocation period has expired (the “Effective Date”).
9.Executive acknowledges that Executive has been advised hereby to consult with, and has consulted with, an attorney of his choice prior to signing this Agreement.

10.Executive acknowledges that Executive has fully read this Agreement, understands the contents of this Agreement, and agrees to its terms and conditions of his own free will, knowingly and voluntarily, and without any duress or coercion.
11.Executive understands that this Agreement includes a final general release and restrictive covenants related to confidentiality, non-solicitation and non-disparagement, and that Executive can make no further claims against the Corporation or the persons listed in Section 5 of this Agreement relating in any way, directly or indirectly, to his employment or termination of his employment.
12.Executive acknowledges that Executive is receiving adequate consideration (that is in addition to what Executive is otherwise entitled to) for signing this Agreement.
13.This Agreement, the Letter Agreement and the Plan constitute the complete understanding between Executive and the Corporation regarding the subject matter hereof and thereof. No other promises or agreements regarding the subject matter hereof and thereof will be binding unless signed by Executive and the Corporation.
14.Executive and the Corporation agree that any disputes relating to any matters covered under the terms of this Agreement or the Letter Agreement shall be resolved in accordance with Article VII of the Plan.
15.The parties to this Agreement agree that nothing in this Agreement or the Letter Agreement is an admission by any party hereto of any wrongdoing, either in violation of an applicable law or otherwise, and that nothing in this Agreement is to be construed as such by any person.
16.The parties hereto acknowledge and agree that none of the benefits provided to Executive hereunder are deferred compensation for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (“Code”), and that none of the benefits provided to Executive hereunder shall be subject to the six-month delay described in Code Section 409A(a)(2)(B).
17.In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, the remaining provisions or portions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law.
18.The respective rights and obligations of the parties hereunder shall survive any termination of this Agreement to the extent necessary for the intended preservation of such rights and obligations.
19.Unless expressly specified elsewhere in this Agreement, this Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of California without reference to the principles of conflict of law.
20.This Agreement may be executed in one or more counterparts.
IN WITNESS WHEREOF, Executive has signed this Agreement on this 18th day of December, 2014.

/s/ Jared M. Wolff
Jared M. Wolff

Accepted and Agreed:
PACWEST BANCORP
By:    /s/ Christopher M. Blake
Title: Executive Vice President